Exhibit 2.10
Terms and Conditions of the Core Tier 1 Securities Ranking Pari Passu with Ordinary Shares
These are the terms and conditions (the “Conditions”) of the “Core Tier 1 Securities ranking pari passu with ordinary shares” (the “Securities”) of ING Groep N.V. (the “Issuer”). The issue of the Securities was authorised by a resolution of the Executive Board of the Issuer and a resolution of the Supervisory Board of the Issuer, both on 19 October 2008.
1	Form, Denomination and Title
(a)	Form and denomination: The Securities are serially numbered and in registered form in the denomination of €0.24 per Security, without coupons. No certificates will be issued in respect of the Securities.

(b)	Title: Title to the Securities may pass only with the prior written approval of both the Issuer and the Dutch Central Bank (“DNB”). Subject to this, title to the Securities passes by the delivery to the Issuer of a transfer notice, substantially in the form attached to these Conditions as Annex 1, duly completed and validly signed on behalf of both the transferor and the transferee, together with any other evidence as the Issuer may reasonably require, and the subsequent registration in the register that the Issuer, acting as registrar, shall keep (the “Register”). In these Conditions, “holder” means the person in whose name a Security is registered in the Register. The holder of any Security will (except as otherwise required by law or as ordered by a court of competent jurisdiction) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it) and no person will be liable for so treating the holder.
2	Status; Subordination in a winding-up; Condition to payment
(a)	Status: The Securities constitute deeply subordinated obligations of the Issuer and rank pari passu and without any preference among themselves. In the event of the winding up (faillissement or vereffening na ontbinding) of the Issuer, the payment obligations of the Issuer under the Securities shall rank in right of payment, effectively from a financial point of view, pari passu with the claims of ordinary shareholders of the Issuer. Any right of set-off of the holder is excluded.

(b)	Condition to payment: No payments shall be due or payable in respect of the Securities except with the prior written approval of DNB. DNB will test in this context whether the Issuer could make such payment and, in the opinion of DNB, its financial and capital adequacy position would be satisfactory both before and immediately after payment. For the purposes of this Condition 2(b) any reference to a payment by the Issuer in respect of a Security shall be deemed to include a repurchase or conditional redemption of such Security by the Issuer.
3	Interest
(a)	Amount and conditionality: Subject as provided in the next sentence, the Securities bear interest from 12 November 2008 at the higher of (i) €0.85 and (ii) for the Interest Payment Date (as defined below) falling in 2010, 110% of the dividend paid on an ordinary share in the capital of the Issuer over the financial year 2009, in 2011, 120% of the dividend paid on an ordinary share in the capital of the Issuer over the financial year 2010, in 2012, 125% of the dividend paid on an ordinary share in the capital of the Issuer over the financial year 2011, and for the Interest Payment Date falling in any year after 2012, 125% of the dividend paid on an ordinary share in the capital of the Issuer over the financial year preceding the relevant Interest Payment Date, per annum per Security, payable annually in arrear on 12 May in each year (each an “Interest Payment Date”), except that the first payment of interest, to be made on 12 May 2009, will be in respect of the period from 12 November 2008 to 12 May 2009 and will amount to €0.425 per Security (i.e. €425,000,000 for the aggregate €10,000,000,000 issue price). Interest, including for the avoidance of doubt the first interest payment to be made on 12 May 2009, will only be due and payable, subject to Condition 2(b), on a non-cumulative basis, if a dividend is paid on ordinary shares in the capital of the Issuer over the financial year preceding the relevant Interest Payment Date, either on an interim or a final dividend basis. If no interest is due on a particular Interest Payment Date as a result of the operation of the preceding sentence, the holder shall have no claim in respect of any such interest whether at such time or at any time thereafter, and any such interest that would otherwise have been due shall be waived. For the purpose of this Condition, “dividend paid” shall include any interim and final dividend as well as any other distribution to ordinary shareholders of annual profit, retained earnings or reserves, howsoever named, whether payable in cash or in kind.

(b)	Accrual of interest: Each Security will cease to bear interest from the due date for repurchase or conditional redemption unless payment of the repurchase price or the conditional redemption price is improperly withheld or refused. In such event it shall continue to bear interest, to the extent due as set out in Condition 3(a), at the amount determined in accordance with Condition 3(a) until the day on which all sums due in respect of such Security up to that day are received by or on behalf of the relevant holder. If interest is required to be calculated for a period of less than one year, the relevant day—count fraction will be determined on the basis of a 360-day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed.

(c)	In kind: In case a dividend over a financial year is paid in the form of shares instead of cash, the interest payment due on the relevant Interest Payment Date will be made in the form of additional Securities applying a pro rata calculation, subject to the prior written approval of DNB. Fractions of Securities will not be issued or delivered and no cash payment or other adjustment will be made in lieu thereof.
4	Repurchase, Conversion and Conditional Redemption
(a)	No maturity date: The Securities are perpetual securities in respect of which there is no maturity date and the Issuer shall (subject to the provisions of Condition 2 and without prejudice to the provisions of Condition 8) only have the right to repurchase, convert or conditionally redeem them in accordance with this Condition 4. Any repurchase, conversion or conditional redemption is subject to the prior written approval of DNB.

(b)	Repurchase: The Issuer may at any time, on giving not less than 15 nor more than 30 days’ notice to the holders, and subject to the prior written approval of DNB, repurchase some or all of the Securities at a price of €15 per Security, together with interest, if due, accrued to the date fixed for repurchase.

(c)	(i) Conversion at the option of the Issuer: The Issuer may, on or alter 12 November 2011, on giving not less than 15 nor more than 30 days’ notice to the holders, and subject to the prior written approval of DNB and subject to any required foreign approvals having been obtained, convert some or all of the Securities into ordinary shares in the capital of the Issuer or depositary receipts for such ordinary shares on a one for one basis, together with payment of interest, if due, accrued to the date fixed for conversion, provided that no such interest shall be due or payable over any period over which the holder is entitled to receive dividend, if declared. Upon the occurrence of a stock split, reverse stock split, merger or Issue at a Substantial Discount (as defined below) that would normally lead to an adjustment of the conversion price of convertible bonds that are publicly traded, the conversion ratio of the Securities shall be adjusted such that the economic value of a Security following the occurrence of such event or circumstance is equal to the economic value thereof immediately prior to such occurrence. No adjustment will be made if the effect thereof would be a change in the conversion ratio of less than 1%, provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. Fractions of shares or depositary receipts will not be issued or delivered and no cash payment or other adjustment will be made in lieu thereof. Adjustments shall be made by the Issuer acting in good faith and notified to the holders as soon as practicable. If a holder disagrees with an adjustment made by the Issuer, or is of the view that an adjustment should be made where the Issuer has not, and agreement is not reached between the Issuer and the holder, the Issuer shall request the President of the Royal Netherlands Institute of Registered Accountants (Koninklijk Nederlands Instituut van Registeraccountants) to nominate a Dutch certified accountant (registeraccountant) who will determine what adjustment (if any) is fair and reasonable to take account of the relevant event or circumstance and the date on which such adjustment (if any) should take effect. The determination by such accountant shall be conclusive and binding on the Issuer and all holders, save in the case of manifest error. Upon such conclusive and binding determination, such adjustment (if any) shall be made, take effect in accordance with such determination and be notified by the Issuer to the holders. The effective conversion price may not be adjusted so that, on conversion of a Security, ordinary shares would fall to be issued at a discount to their nominal value.

“Issue at a Substantial Discount” means any issue of ordinary shares in the capital of the Issuer or depositary receipts for such ordinary shares where such shares or depositary receipts are issued at an issue price which is less than 95% of the arithmetic mean of the daily closing prices of the Issuer’s depositary receipts during the five business days period immediately preceding the issue date of the relevant ordinary shares or depositary receipts, save that for the purpose of this definition any such issue under management or employee option or share schemes that during any given calendar year, whether individually or together with any other such issues in that year, results in that given calendar year in an issue of ordinary shares in the capital of the Issuer representing 2% or less of the ordinary share capital of the Issuer outstanding at the beginning of the relevant calendar year, will not be taken into account.

(ii) Redemption at the option of holders following conversion notice from the Issuer (conditional redemption): After having received the conversion notice from the Issuer as referred to in Condition 4(c)(i), the holders of the relevant Securities may opt for redemption of the Securities concerned. To exercise such option the holder must notify the Issuer, by way of a duly completed redemption notice substantially in the form attached to these Conditions as Annex 2, within 5 business days (as defined below) after having received the conversion notice. The Issuer will then, subject to the due exercise of the option by the holder of any Security concerned and always subject to the prior written approval of DNB, redeem such Security on the date that had been fixed by the Issuer for conversion in accordance with Condition 4(c)(i), at €10 per Security together with interest, if due, accrued to such date. For the avoidance of doubt, (i) a holder may not exercise such redemption option if it has not received such conversion notice, and (ii) if the prior written approval of DNB for redemption in cash is not obtained, the Issuer may not proceed with the conversion pursuant to Condition 4(c)(i) above.

(d)	Notice of repurchase and conversion and drawings: All Securities in respect of which any notice of repurchase or conversion is given by the Issuer under this Condition shall be repurchased or converted (or redeemed in accordance with Condition 4(c)(ii)) on the date specified in such notice in accordance with this Condition. In the case of a partial repurchase or conversion, the notice by the Issuer shall also contain the serial numbers of the Securities to be repurchased or converted (or redeemed in accordance with Condition 4(c)(ii)), which shall have been drawn in such place and in such manner as may be fair and reasonable in the circumstances, taking account of prevailing market practices, subject to compliance with any applicable laws or relevant authority requirements.

5	Payments and conversion; delivery of shares
(a)	Method of Payment: Payments of principal and interest will be made to the person shown on the Register at the close of business on the fifteenth day before the due date for the relevant payment (the “Record Date”). Payment will be made by transfer to the account of the holder as appearing on the Register on the Record Date, which account must be notified by the holder to the Issuer for inclusion in the Register and which must be a euro account maintained by the payee with a bank in a city in which banks have access to the Trans-European Automated Real-Time Gross Settlement Express Transfer (known as TARGET2) System which was launched on 19 November 2007 or any successor thereto (the “TARGET System”).

(b)	Conversion and delivery of shares: if shares or depositary receipts for shares in the capital of the Issuer need to be delivered, such shares or depositary receipts for shares will be credited to a securities account of the holder as appearing on the Register, which account must be notified by the holder to the Issuer for inclusion in the Register and which must be maintained by the holder with a bank in the Netherlands.

(c)	Payments etc. subject to laws: AII payments, and any conversions of the Securities and resulting issues or deliveries of ordinary shares in the capital of the Issuer or depositary receipts therefor, are subject in all cases to any applicable fiscal or other laws and regulations.

(d)	Payments etc. on business days: If any date for payment in respect of any Security, or for any conversions of the Securities and resulting issues or deliveries of ordinary shares in the capital of the Issuer or depositary receipts therefor, is not a business day, the holder shall not be entitled to payment or delivery until the next following business day nor to any interest or other sum or payment in respect of such postponed payment. In this Condition “business day” means a day (other than a Saturday or Sunday) on which the TARGET System is operating and commercial banks and foreign exchange markets are open in Amsterdam.
6	Taxation

All payments by or on behalf of the Issuer in respect of the Securities, and any conversion of the Securities and resulting issues or deliveries of ordinary shares in the capital of the Issuer or depositary receipts therefor, shall be subject to withholding or deduction for any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the Netherlands or any authority therein or thereof having power to tax.
7	Non-Payment when Due; Limitation of Remedies
Notwithstanding any of the provisions below in this Condition 7, the right to institute bankruptcy proceedings is limited to circumstances where payment has become due. Pursuant to Condition 3, no interest will be due by the Issuer if the Issuer has not paid any dividend on ordinary shares in its capital over the financial year preceding the relevant lnterest Payment Date, either on an interim or a final dividend basis. Pursuant to Condition 2, no principal, interest or any other payment will be due by the Issuer unless DNB is of the opinion that the lssuer’s financial and capital adequacy position is and remains satisfactory both before and after payment.
(a)	If the Issuer shall not make a payment in respect of the Securities for a period of 14 days or more after the date on which such payment is due, the Issuer shall be deemed to be in default under the Securities, and any holder may, notwithstanding the provisions of paragraph (b) of this Condition 7, institute proceedings in the Netherlands (but not elsewhere) for the bankruptcy (faillissement) of the Issuer and/or prove (indienen ter verificatie) in such bankruptcy.

(b)	Subject as provided in this Condition 7, the holder may at its discretion and without further notice institute such proceedings against the Issuer as it may think fit to enforce any term or condition binding on the Issuer under the Securities (other than for the payment of any principal or satisfaction of interest or any other payments in respect of the Securities) provided that the Issuer shall not by virtue of the institution of any such proceedings be obliged to pay any sum or sums, in cash or otherwise, sooner than the same would otherwise have been payable by it.

(c)	No remedy against the Issuer shall be available to any holder (i) for the recovery of amounts owing in respect of the Securities, other than the institution of proceedings in the Netherlands (but not elsewhere) for the bankruptcy (faillissement) of the Issuer and/or proving (indienen ter verificatie) in such bankruptcy (faillissement) and (ii) for the breach of any other term under the Securities other than as provided in paragraph (b) above.

(d)	Any rights of the holders to dissolve (ontbinden) or annul (vernietigen) these Conditions are excluded.
8	Prescription

Claims against the Issuer in respect of the Securities shall be prescribed and become void unless made within five years from the date on which the relevant obligation of the Issuer became due.

9	Notices

Notices to holders shall be sent to them by registered mail (aangetekende brief) at their respective addresses in the Register. Notices to the Issuer shall be sent to it by registered mail (aangetekende brief) at its registered address.

10	Governing Law and Jurisdiction
(a)	Governing Law: The Securities and any non-contractual obligations arising out of or in connection with them are governed by and shall be construed in accordance with Dutch law.

(b)	Jurisdiction: The district court of Amsterdam, the Netherlands, and its appellate courts in the Netherlands are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Securities.

Annex 1 — Form of Transfer Notice
[ to be delivered by registered mail to the Issuer ]
ING Groep N.V. (the “Issuer”)
Core Tier 1 Securities ranking pari passu with ordinary shares (the “Securities”)
For value received, in accordance with Condition 1(b) of the Terms and Conditions of the Securities (the “Conditions”), the undersigned transferor transfers to the undersigned transferee, subject to the written approval of the Issuer and the Dutch Central Bank, [•] [insert number of Securities] Securities, with serial numbers [•] up to and including [•] [insert serial numbers of Securities transferred] and all rights under them.

Transferor:

[name]
[address for registered mail (aangetekende brief)]

[name of signatory]
[title of signatory]
[date]

Transferee:

[name]
[address for registered mail (aangetekende brief) (see Condition 9)]

[name of signatory]
[title of signatory]
[date]

Transferee account details (see Conditions 5(a) and (b)):
Cash account details:
Securities account details:

For approval:
De Nederlandsche Bank N.V.

[name of signatory]
[title of signatory]
[date]

For approval:
ING Groep N.V.

[name of signatory]
[title of signatory]
[date]
Upon receipt of this duly completed transfer form, and subject to receipt of any other evidence as the Issuer may reasonably require, the Issuer will record the transfer described in this transfer form in the Register as meant in Condition 1(b).

Annex 2 — Form of Redemption Notice
[ to be delivered by registered mail to the Issuer ]
ING Groep N.V. (the “Issuer”)
Core Tier 1 Securities ranking pari passu with ordinary shares (the “Securities”)
The undersigned holder of Securities hereby gives notice, in accordance with Condition 4(c)(ii) of the Terms and Conditions of the Securities (the “Conditions”), (i) that on [•] [ insert date ] it received a conversion notice from the Issuer under Condition 4(c)(i) in respect of [•] [ insert number of Securities ] Securities, with serial numbers [•] up to and including [•] [ insert serial numbers of relevant Securities ], and (ii) that it opts for redemption of the Securities concerned in accordance with Condition 4(c)(ii). The undersigned acknowledges that any redemption is subject to the approval of the Dutch Central Bank.

[name of holder]
[address for registered mail (aangetekende brief)]

[name of signatory]
[title of signatory]
[date]